                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:




[ ]  Preliminary Proxy Statement


[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


[X]  Definitive Proxy Statement


[ ]  Definitive Additional Materials


[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           Interferon Sciences, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                           INTERFERON SCIENCES, INC.
                               783 JERSEY AVENUE
                        NEW BRUNSWICK, NEW JERSEY 08901

                                ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                           TO BE HELD JANUARY 6, 1999


TO THE STOCKHOLDERS:


     A Special Meeting of Stockholders of Interferon Sciences, Inc. (the "Company") will be held at the principal offices of the Company located at 783 Jersey Avenue, New Brunswick, New Jersey on the 6th day of January, 1999 at 10:00 A.M., New York City time, for the following purposes:


          1. To consider and act upon a proposal to amend the Company's Restated Certificate of Incorporation to effect a reverse stock split in which each five shares of issued common stock, par value $.01 per share, of the Company, whether issued and outstanding or held in treasury, will be reclassified and changed into one share of new common stock, par value $.01 per share, of the Company.

          2. To transact such other business as may properly come before the meeting or any adjournments thereof.


     Only stockholders of record as of the close of business on December 3, 1998 are entitled to receive notice of and to vote at the meeting. A list of such stockholders shall be open to the examination of any stockholder during ordinary business hours, for a period of ten days prior to the meeting, at the place where the meeting is to be held.


                       BY ORDER OF THE BOARD OF DIRECTORS

                                                     DONALD W. ANDERSON
                                                                       Secretary

New Brunswick, New Jersey

December 7, 1998


     IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING, PLEASE FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                           INTERFERON SCIENCES, INC.
                               783 JERSEY AVENUE
                        NEW BRUNSWICK, NEW JERSEY 08901

                                ----------------

                                                       New Brunswick, New Jersey

                                                                December 7, 1998


                                PROXY STATEMENT


     The accompanying Proxy is solicited by and on behalf of the Board of Directors of Interferon Sciences, Inc., a Delaware corporation (the "Company"), in connection with a Special Meeting of Stockholders (the "Special Meeting") to be held at the principal offices of the Company located at 783 Jersey Avenue, New Brunswick, New Jersey, on the 6th day of January, 1999, at 10:00 A.M., New York City time, and at any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying Proxy were first given or sent to security holders was December 7, 1998.


     Each Proxy executed and returned by a stockholder may be revoked at any time thereafter, by written notice to that effect to the Company, attention of the Secretary, prior to the Special Meeting, or to the Inspectors of Election, at the Special Meeting, or by the execution and return of a later-dated Proxy, except as to any matter voted upon prior to such revocation.

     The Proxies in the accompanying form will be voted in accordance with the specification made and, where no specification is given, such Proxies will be voted FOR the proposal to amend the Company's Restated Certificate of Incorporation to effect a reverse stock split (the "Reverse Stock Split") in which each five shares of issued common stock, par value $.01 per share (the "Common Stock"), of the Company, whether issued and outstanding or held in treasury, will be reclassified and changed into one share of new common stock, par value $.01 per share (the "New Common Stock"), of the Company. In the discretion of the proxy holders, the Proxies will also be voted FOR or AGAINST such other matters as may properly come before the Special Meeting. The management of the Company is not aware that any other matter is to be presented for action at the Special Meeting. Approval of the Reverse Stock Split will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Accordingly, an abstention or a broker "non-vote" (which results when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) will have the same effect on the outcome of the vote as a negative vote with respect to the approval of the Reverse Stock Split.

                               VOTING SECURITIES


     The Board of Directors has fixed the close of business on December 3, 1998 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Special Meeting. The issued and outstanding stock of the Company on December 3, 1998 consisted of 20,143,783 shares of Common Stock, each entitled to one vote. A quorum of the stockholders is constituted by the presence, in person or by proxy, of holders of record of Common Stock representing a majority of the number of votes entitled to be cast.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth the number of shares of the Common Stock beneficially owned as of December 3, 1998 by each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock.



                     NAME AND ADDRESS                           NUMBER OF SHARES         PERCENTAGE
                    OF BENEFICIAL OWNER                        BENEFICIALLY OWNED        OF CLASS(1)
                    -------------------                        ------------------        -----------
GP Strategies..............................................        1,854,286(2)              9.2%
Martin M. Pollak...........................................        2,002,412(2)(3)           8.2%
Jerome I. Feldman..........................................        1,997,399(2)(4)           8.2%


---------------
(1) The percentage of class calculation assumes for each beneficial owner that all of the options or warrants are exercised in full only by the named beneficial owner and that no other options or warrants are deemed to be exercised by any other stockholders.


(2) Includes (i) 1,310,537 shares of Common Stock owned by GP Strategies, (ii) 339,843 shares of Common Stock owned by JL Distrubtors, Inc. ("JL"), and
    (iii) 203,906 shares of Common Stock owned by MXL Industries, Inc. ("MXL"). JL and MXL each is a wholly-owned subsidiary of GP Strategies. Based upon the common stock and Class B Stock of GP Strategies outstanding at December 3, 1998, Martin M. Pollak and Jerome I. Feldman, officers and directors of GP Strategies, controlled in the aggregate approximately 20.2% of the voting power of all voting securities of GP Strategies. This percentage for Mr. Pollak and Mr. Feldman would increase to approximately 34.3% if they exercised all of the presently outstanding and currently exercisable stock options to purchase shares of the common stock and Class B Stock of GP Strategies held by them. Accordingly, Messrs. Pollak and Feldman, through their ownership of GP Strategies common stock, may be deemed to beneficially own the shares of Common Stock beneficially owned by GP Strategies, JL, and MXL. However, Messrs. Pollak and Feldman disclaim beneficial ownership of such 1,854,286 shares. The address of GP Strategies and Messrs. Pollak and Feldman is 9 West 57th Street, Suite 4170, New York, New York 10019.



(3) Includes (i) 1,854,286 shares of Common Stock beneficially owned by GP Strategies, (ii) 5,375 shares of Common Stock owned by Mr. Pollak, (iii) 250 shares of Common Stock held by Mr. Pollak's wife, and (iv) 142,500 shares of Common Stock issuable upon exercise of currently exercisable stock options held by Mr. Pollak. Mr. Pollak disclaims beneficial ownership of the shares of Common Stock owned by GP Strategies and his wife.



(4) Includes (i) 1,854,286 shares of Common Stock beneficially owned by GP Strategies, (ii) 612 shares held by certain members of Mr. Feldman's family, and (iii) 142,500 shares of Common Stock issuable upon exercise of currently exercisable stock options held by Mr. Feldman. Mr. Feldman disclaims beneficial ownership of the shares of Common Stock owned by GP Strategies and his family.

         SECURITY OWNERSHIP OF DIRECTORS AND CERTAIN EXECUTIVE OFFICERS


     The following table sets forth as of December 3, 1998 beneficial ownership of shares of Common Stock of the Company by each director, each of certain executive officers, and all directors and executive officers as a group.



                                                                                      OF TOTAL NUMBER OF
                                               TOTAL NUMBER OF      PERCENT OF    SHARES BENEFICIALLY OWNED,
                                             SHARES BENEFICIALLY   COMMON STOCK      SHARES WHICH MAY BE
                   NAME                             OWNED             OWNED        ACQUIRED WITHIN 60 DAYS
                   ----                      -------------------   ------------   --------------------------
Samuel H. Ronel, Ph.D.(1)..................        190,640            *                    177,992
Lawrence M. Gordon.........................        290,576             1.4%                285,025
Stanley G. Schutzbank, Ph.D................        233,506             1.1%                224,375
Mei-June Liao..............................         40,084            *                     34,480
Sheldon L. Glashow.........................         21,917            *                     21,917
Directors and Executive Officers as a Group
  (7 persons)..............................        858,924             4.1%                815,453


---------------
* The number of shares owned is less than one percent of the outstanding shares of Common Stock.


(1) Includes 2,500 shares of Common Stock held by Dr. Ronel's wife. Dr. Ronel disclaims beneficial ownership of the shares of Common Stock owned by his wife.

     PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION

             TO EFFECT THE ONE-FOR-FIVE REVERSE COMMON STOCK SPLIT


     On December 2, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $.81 per share. As discussed below, the recent per share price of the Common Stock has raised concerns that the Common Stock may be delisted from the Nasdaq National Market. In addition, the Board of Directors believes that the recent per share price of the Common Stock has affected the marketability of the existing shares, increased the amount and percentage of transaction costs paid by individual stockholders, and affected the potential ability of the Company to raise capital by issuing additional shares. The Company believes there are several reasons for these effects, as summarized below.



     As a means of increasing the market price of the Common Stock to a level sufficient to maintain the listing of the Common Stock on the Nasdaq National Market, improving marketability of the Common Stock, reducing stockholders' transaction costs, increasing the number of shares available for future issuances, and other considerations, on November 11, 1998, the Board of Directors approved, subject to the stockholder approval solicited hereby, a proposal to amend the Restated Certificate of Incorporation to effect the Reverse Stock Split.


     Although the Company's Board of Directors believes as of the date of this Proxy Statement that the one-for-five Reverse Stock Split is advisable, the Reverse Stock Split may be abandoned by the Board of Directors at any time before, during, or after the Special Meeting. In addition, depending upon prevailing market conditions, the Board of Directors may deem it advisable to implement the Reverse Stock Split and concurrently declare a stock-for-stock dividend in a ratio to be determined, the latter of which does not require stockholder approval. Depending upon the amount of any such stock-for-stock dividend, this would partially offset the decrease in the number of issued shares resulting from the one-for-five Reverse Stock Split, potentially to the extent that the result will be the same as if a one-for-four, one-for-three, one-for-two, or other reverse stock split ratio had been approved by the Company's stockholders. The net effect of implementation of the Reverse Stock Split and any subsequent dividend declarations described herein will not result in more than five shares being surrendered for each share of New Common Stock.

REASONS FOR THE REVERSE STOCK SPLIT PROPOSAL


     The trading market for the Common Stock is currently the Nasdaq National Market. One of the requirements for continued listing on the Nasdaq National Market is a minimum bid price of $1 per share. On September 1, 1998, the Company received a letter from Nasdaq notifying the Company that the Common Stock had failed to maintain a closing bid price of at least $1 per share for 30 consecutive trading days. The letter stated that if the closing bid price of the Common Stock was not at least $1 per share for a minimum of ten consecutive trading days (the "Minimum Price Condition") by November 29, 1998, the Common Stock would be delisted from Nasdaq at the opening of business on December 1, 1998. The letter went on to say that the delisting would be stayed if Nasdaq received a request for a hearing and the applicable fees prior to November 29, 1998. The Common Stock failed to satisfy the Minimum Price Condition by November 29, 1998. However, the delisting was stayed because the Company requested a hearing from Nasdaq prior to such date. The Company has not received a hearing date. Based on informal advice received from Nasdaq, the Company believes that the Common Stock would not be delisted if the Minimum Price Condition were satisfied before the scheduled hearing date. If the Company fails to satisfy the Minimum Price Condition by the scheduled hearing date, the Company believes that, if the Company proposes to the hearing panel a plan (such as a reverse stock split) that is reasonably likely to result in the satisfaction of the Minimum Price Condition in the following 30 to 45 days, the panel would be likely to extend the stay for that period. However, there can be no assurance that the Common Stock would not be delisted after the hearing for failure to meet the Minimum Price Condition or another of the Nasdaq maintenance standards, such as having tangible net assets of at least $4 million. If it were delisted from Nasdaq, the Common Stock would trade on the OTC Bulletin Board, which, as discussed below, may have a material adverse effect on the ability of the Company to finance its operations and on the liquidity of the Common Stock.

     The Board of Directors believes that the delisting of the Common Stock from the Nasdaq National Market would have a negative impact on the marketability of the Common Stock and the prestige of the Company in the financial community. In addition, it would result in the Company no longer qualifying for certain exemptions from most state securities laws. The Company anticipates that the increased share price expected to result from the Reverse Stock Split will enable the Company to meet the minimum share price requirement for continued listing of the New Common Stock on the Nasdaq National Market. However, there can be no assurance that the market price of the New Common Stock will increase to at least $1 per share after the Reverse Stock Split or, even if it does, that the Company will be able to maintain the listing of the New Common Stock on the NASDAQ National Market.

     In addition, the Board of Directors believes that the relatively low per share market price of the Common Stock may impair the acceptability of the Common Stock to certain institutional investors and other members of the investing public. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the stock, the type of investor who acquires it, or the Company's reputation in the financial community. However, in practice this is not necessarily the case, as certain investors view low-priced stock as unattractive or, as a matter of policy, will not extend margin credit on stock trading at low prices, although certain other investors may be attracted to low-priced stock because of the greater trading volatility sometimes associated with such securities. Many brokerage houses are reluctant to recommend lower-priced stock to their clients or to hold it in their own portfolios. Further, a variety of brokerage house policies and practices discourage individual brokers within those firms from dealing in low-priced stock because of the time-consuming procedures that make the handling of low-priced stock unattractive to brokerage houses from an economic standpoint.

     Also, since the broker's commissions on low-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, the current share price of the Common Stock can result in individual stockholders paying transaction costs (commissions, markups, or markdowns) which are a higher percentage of their total share value than would be the case if the share price were substantially higher. This factor is also believed to limit the willingness of institutions to purchase the Common Stock at its current relatively low per share market price. If implemented, the Reverse Stock Split may result in some stockholders owning "odd-lots" of less than 100 shares of New Common Stock. Brokerage commissions and other costs of transactions in odd-lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

     The Board of Directors believes that the decrease in the number of shares outstanding as a consequence of the proposed Reverse Stock Split and the resulting anticipated increased price level of the New Common Stock compared to the Common Stock will encourage greater interest in the New Common Stock compared to the Common Stock by the financial community and the investment public and possibly promote greater liquidity for the Company's stockholders, although it is possible that such liquidity could be affected adversely by the reduced number of shares outstanding after the Reverse Stock Split. Also, although any increase in the market price of the New Common Stock resulting from the Reverse Stock Split may be proportionately less than the decrease in the number of shares outstanding, the proposed Reverse Stock Split could result in a market price for the shares that would be high enough to overcome the reluctance, policies and practices of brokerage houses and investors referred to above and to diminish the adverse impact of correspondingly higher trading commissions on the market for the shares.


     There can be no assurance, however, that the foregoing effects will occur or that the market price of the New Common Stock immediately after implementation of the proposed Reverse Stock Split will be maintained for any period of time, that such market price will approximate five times (or some other multiple of) the market price of the Common Stock before the proposed Reverse Stock Split, or that such market price of the New Common Stock will exceed or remain in excess of the current market price of the Common Stock.

     If the Reverse Stock Split is approved, the total number of shares of Common Stock held by each stockholder would be converted automatically into a right to receive a number of shares of New Common Stock equal to the number of shares of Common Stock owned immediately prior to the Reverse Stock Split divided by five. No fractional shares or scrip would be issued and, in lieu thereof, each stockholder who would otherwise have been entitled to a fraction of a share of New Common Stock would be paid an amount in cash determined by multiplying such fraction by the last reported sale price of New Common Stock on the Nasdaq National Market on the first day of trading after the Effective Time (as hereinafter defined).

     Approval of the Reverse Stock Split would not affect any stockholder's percentage ownership interest in the Company or proportional voting power, except for minor differences resulting from fractional shares. The Reverse Stock Split should not reduce the number of stockholders of the Company other than stockholders owning less than five shares of Common Stock. The shares of New Common Stock which will be issued upon approval of the Reverse Stock Split will be fully paid and nonassessable. The voting rights and other privileges of the holders of Common Stock would not be affected substantially by adoption of the Reverse Stock Split or subsequent implementation thereof. If for any reason the Board of Directors deems it advisable to do so, the Reverse Stock Split may be abandoned by the Board of Directors at any time before, during, or after the Special Meeting and prior to filing of the amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, pursuant to Section 242(c) of the Delaware General Corporation Law, without further action by the stockholders of the Company. In addition, the effect of the Reverse Stock Split may be partially offset if the Board of Directors elects to declare a stock-for-stock dividend as described above.

EFFECTIVE TIME

     If the Reverse Stock Split is approved by the stockholders at the Special Meeting, and upon a determination by the Board of Directors that the Reverse Stock Split is in the best interest of the Company and its stockholders, an amendment to Article 4 of the Restated Certificate of Incorporation would be filed with the Secretary of State of the State of Delaware on any date selected by the Board of Directors on or prior to the Company's next Annual Meeting of Stockholders, providing that the Reverse Stock Split would become effective as of 5:00 p.m. New York City time on the date of such filing (the "Effective Time"). Without any further action on the part of the Company or the stockholders, the shares of Common Stock held by stockholders of record as of the Effective Time will be converted at the Effective Time into the right to receive a number of shares of New Common Stock equal to the number of their shares of Common Stock divided by five, with cash paid in lieu of any fractional share.

EXCHANGE OF STOCK CERTIFICATES

     As soon as practicable after the Effective Time, the Company will send a letter of transmittal to each stockholder of record at the Effective Time for use in transmitting certificates representing shares of Common Stock ("old certificates") to the Company's transfer agent, Harris Trust Company (the "Exchange Agent"). The letter of transmittal will contain instructions for the surrender of old certificates to the Exchange Agent in exchange for certificates representing the appropriate number of whole shares of New Common Stock and cash in lieu of any fractional share. No new certificates will be issued to a stockholder until such stockholder has surrendered all old certificates together with a properly completed and executed letter of transmittal to the Exchange Agent.

     Upon proper completion and execution of the letter of transmittal and return thereof to the Exchange Agent, together with all old certificates, stockholders will receive a new certificate or certificates representing the number of whole shares of New Common Stock into which their shares of Common Stock represented by the old certificates have been converted as a result of the Reverse Stock Split and cash in lieu of any fractional share. Until surrendered, outstanding old certificates held by stockholders will be deemed for all purposes to represent the number of whole shares of New Common Stock to which such stockholders are entitled as a result of the Reverse Stock Split. Stockholders should not send their old certificates to the Exchange Agent until they have received the letter of transmittal. Shares not presented for surrender as soon as is practicable after the letter of transmittal is sent shall be exchanged at the first time they are presented for transfer.

     No service charges will be payable by stockholders in connection with the exchange of certificates, all expenses of which will be borne by the Company.

EFFECT OF THE REVERSE STOCK SPLIT

     If the Reverse Stock Split is approved at the Special Meeting and the Company's Board of Directors subsequently determines that it is advisable to proceed with the Reverse Stock Split, the result (without giving effect to the stock dividend, if any, referred to above) would be that each Company stockholder who owns five or more shares of Common Stock will receive one share of New Common Stock for each five shares of Common Stock held at the Effective Time, and, if such stockholder would otherwise be entitled to receive a fractional share of New Common Stock, cash in lieu of the issuance of such fractional share. Each Company stockholder who owns fewer than five shares of Common Stock at the Effective Time will be entitled to receive cash in lieu of receiving a fractional share resulting from the Reverse Stock Split.


     If the Reverse Stock Split is implemented, no stock-for-stock dividend is declared, and no shares, options, or warrants are issued between December 3, 1998 and the Effective Time, at the Effective Time approximately 4,029,000 shares of New Common Stock will be outstanding, approximately 700,000 shares will be reserved for issuance upon exercise of outstanding options and warrants, and approximately 55,250,000 shares will be available for future issuances.


     Dissenting stockholders have no appraisal rights under Delaware law or under the Company's Restated Certificate of Incorporation or Bylaws in connection with the Reverse Stock Split.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material anticipated Federal income tax consequences of the Reverse Stock Split to stockholders of the Company. This summary is based on the Federal income tax laws now in effect and as currently interpreted; it does not take into account possible changes in such laws or interpretations, including amendments to applicable statutes, regulations, and proposed regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. This summary is provided for general information only and does not purport to address all aspects of the possible Federal income tax consequences of the Reverse Stock Split and IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. In particular, and without limiting the foregoing, this summary does not consider the Federal income tax consequences to stockholders of the Company in light of their individual investment circumstances or to holders subject to special treatment under the Federal income tax laws (for example, life insurance companies, regulated investment companies, and foreign taxpayers). The summary does not address any consequence of the Reverse Stock Split under any state, local, or foreign tax laws.

     No ruling from the Internal Revenue Service ("Service") or opinion of counsel will be obtained regarding the Federal income tax consequences to the stockholders of the Company as a result of the Reverse Stock Split. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS.

     The Company believes that the Reverse Stock Split would be a tax-free recapitalization to the Company and its stockholders. If the Reverse Stock Split qualifies as a recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, a stockholder of the Company who exchanges his or her Common Stock solely for New Common Stock should recognize no gain or loss for Federal income tax purposes. A stockholder's aggregate tax basis in his or her shares of New Common Stock received from the Company should be the same as his or her aggregate tax basis in the Common Stock exchanged therefor. The holding period of the New Common Stock received by such stockholder should include the period during which the Common Stock surrendered in exchange therefor was held, provided all such Common Stock was held as a capital asset at the Effective Time.

     Cash received by a stockholder in lieu of a fractional share is treated as if the Company actually issued the fractional share and redeemed it for cash. A portion of the stockholder's aggregate tax basis in the Common Stock is allocated to the fractional share of New Common Stock. Gain or loss is recognized measured by the difference between the cash received in lieu of the fractional share and the basis allocated to it, and such gain or loss will be a capital gain or loss if the Common Stock was held as a capital asset at the Effective Time.

VOTE REQUIRED

     In order to effect the Reverse Stock Split, the Restated Certificate of Incorporation must be amended, which requires, under Delaware law, the affirmative vote of holders of a majority of the outstanding shares of Common Stock.


     The Board of Directors recommends that you vote FOR the proposal to amend the Restated Certificate of Incorporation to effect the one-for-five Reverse Stock Split.


                             STOCKHOLDER PROPOSALS


     Under the proxy rules of the Securities and Exchange Commission, any stockholder who, in accordance with such rules, wishes to submit a proposal for inclusion in the Company's proxy statement for its Annual Meeting of Stockholders to be held in 1999 must submit such proposal in writing to the Secretary of the Company, at the Company's principal executive offices at 783 Jersey Avenue, New Brunswick, New Jersey 08901, a reasonable time prior to the date the Company begins to print and mail its proxy materials for such meeting. Additionally, if the Company receives notice of any stockholder proposal after such time, such proposal will be considered untimely and the persons named in the proxies solicited by the Board of Directors of the Company for such Annual Meeting of Stockholders may exercise discretionary voting power with respect to such proposal. At such time as the Company determines the date of its Annual Meeting, the Company will announce such deadline for submission of stockholder proposals in its Quarterly Report on Form 10-Q or by such other means as is reasonably calculated to inform stockholders.



                                    GENERAL


     So far as is now known, there is no business other than that described above to be presented for action by the stockholders at the meeting, but it is intended that the proxies will be voted upon any other matters and proposals that may legally come before the meeting and any adjournments thereof in accordance with the discretion of the persons named therein.

                              COST OF SOLICITATION


     The Company will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy material. In addition to solicitation by mail, directors, officers, and regular employees of the Company (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy material to their principals, and the Company will reimburse them for their expenses. In addition, W. F. Doring & Co. will be paid approximately $1,000 in fees plus reasonable expenses to solicit proxies on behalf of the Company.


                                                     DONALD W. ANDERSON
                                                                       Secretary

                          INTERFERON SCIENCES, INC.


COMMON STOCK                                                               PROXY

                       SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 6, 1999


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


Revoking any such prior appointment, the undersigned, a stockholder of Interferon Sciences, Inc., hereby appoints Lawrence M. Gordon and Stanley G. Schutzbank, and each of them, attorneys and agents of the undersigned, with full power of substitution, to vote all shares of the Common Stock of the undersigned in said Company at the Special Meeting of Stockholders of said Company to be held at the principal offices of the Company located at 783 Jersey Aveneue, New Brunswick, New Jersey on January 6, 1999, at 10:00 A.M. New York City time and at any adjournments thereof, as fully and effectually as the undersigned could do if personally present and voting, hereby approving, ratifying, and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated below.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL (1).


1. Proposal to approve an amendment to the Company's Restated Certificate of Incorporation to effect a reverse stock split in which each five shares of issued Common Stock will be reclassified and changed into one share of new Common Stock.
     [ ]   FOR                [ ]   AGAINST                [ ]   ABSTAIN

2. Upon any other matters which may properly come before the meeting or any adjournments thereof.

                      Please sign exactly as name appears below.

                                          Dated

                                          -------------------------------

                                          Signature

                                          -------------------------------

                                          Signature if held jointly

                                          -------------------------------

                                          When shares are held by joint tenants
                                          both should sign. When signing as
                                          attorney, as executor, administrator,
                                          trustee or guardian, please give full
                                          title as such. If a corporation,
                                          please sign in full corporate name by
                                          President or other authorized officer.
                                          If an entity other than a corporation,
                                          please sign in entity name by
                                          authorized person.


Please mark, sign, date, and return the proxy card promptly using the enclosed envelope.